EXHIBIT 10.2

FORM AMENDED AND RESTATED

EMPLOYEE EXCESS BENEFITS AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT, made this     day of             , 2014 by and between [Ward J. Timken, Jr.][Donald L. Walker] (the “Employee”), and TIMKENSTEEL CORPORATION (“TimkenSteel”), an Ohio corporation having its principal offices at Canton, Ohio.

WHEREAS, The Timken Company (“Timken”) and the Employee currently are parties to an Amended and Restated Employee Excess Benefits Agreement, made the [17th day of December, 2008][4th day of December, 2008, as amended on August 14, 2009] (the “Prior Agreement”);

WHEREAS, prior to June 30, 2014, TimkenSteel was a wholly owned subsidiary of Timken;

WHEREAS, on June 30, 2014, Timken distributed to its shareholders all of the outstanding common shares, without par value, of TimkenSteel (the “Spinoff”), and as a result thereof, TimkenSteel ceased to be a subsidiary of Timken;

WHEREAS, in connection with the Spinoff, TimkenSteel has agreed to assume and be solely responsible for all obligations and liabilities with respect to the Prior Agreement;

WHEREAS, TimkenSteel and the Employee desire to amend the Prior Agreement to reflect TimkenSteel’s assumption of the obligations and liabilities thereunder and, as so amended, restate the Prior Agreement in its entirety;

WHEREAS, this Amended and Restated Agreement shall supersede and completely replace the Prior Agreement as of June 30, 2014;

NOW, THEREFORE, effective as of June 30, 2014, the parties covenant and agree as follows:

1.	TimkenSteel shall provide the following Excess Benefits:

(a)	Except as provided in Section 2(a), if, under the Supplemental Pension Plan of TimkenSteel Corporation (the “Supplemental Plan”), the Employee would be eligible for a benefit pursuant to paragraph 2(a) of the Supplemental Plan but for this Agreement and the Employee Terminates Employment (as defined in Section 4(a) of this Agreement), the Employee shall be eligible to receive a benefit in an amount equal to the difference between

(i)	the monthly pension the Employee would be entitled to receive under the TimkenSteel Corporation Retirement Plan (hereinafter the “Retirement Plan”) were it not for the limitations imposed by the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and Sections 401 and 415 of the Internal Revenue Code of 1986, as amended (hereinafter collectively referred to as “the Code Limitations”), and

(ii)	the monthly pension he would actually receive under the Retirement Plan.

If any portion of the Employee’s benefit under the Retirement Plan is not payable at the same time the Employee’s Excess Benefits are payable, the corresponding portion of the Excess Benefit under this Section 1(a) shall be determined by calculating such corresponding portion of the Excess Benefit that would be payable under Section 1(a) and that portion of the benefit that would be payable under the Retirement Plan at age 65 and then actuarially reducing such Excess Benefit from age 65 to the commencement date provided under this Agreement for the Excess Benefits. Any actuarial adjustments under this Section 1(a) shall be based on the “applicable mortality table,” as defined in Code Section 417(e)(3) and the “applicable interest rate” as defined in Code Section 417(e)(3), during the third calendar month (October) immediately preceding the first day of the calendar year in which the determination is made.

The Excess Benefits to which the Employee is entitled under this Section 1(a) shall commence, subject to Section 3, on the first day of the month following the later of (A) the Employee’s Termination of Employment or (B) the Employee’s [55th][53rd] birthday. The form of payment of the Excess Benefits to which the Employee is entitled under this Section 1(a) shall be as specified under the provisions applicable to Participants under the Supplemental Plan.

(b)	If a married Employee dies prior to commencement of the Employee’s benefit payments and the Employee’s Spouse is entitled to a monthly pension under the Retirement Plan, TimkenSteel shall pay to the Employee’s Spouse an amount equal to the difference between the monthly pension the Employee’s Spouse would be entitled to receive under the Retirement Plan, were it not for the Code Limitations, and the monthly pension the Employee’s Spouse would actually receive under the Retirement Plan. Monthly payments shall be made until the Spouse’s death. A Spouse’s benefit under this Section 1(b), shall commence on the first day of the month following the later of (A) the Employee’s death, or (B) the date on which the Employee would have reached age [55][53].

(c)	Except as provided in Section 2(a), if the Employee Terminates Employment, the Employee shall be entitled to a monthly benefit under this Agreement equal to 60% of one-twelfth of Final Average Earnings (as defined in the Retirement Plan without consideration of the pay limitation under Internal Revenue Code (“Code”) Section 401(a)(17) and based on a five non-consecutive year average), multiplied by the following ratio:

Years of Continuous Service (to a maximum of 10)
10

reduced by each of the following:

(i)	the monthly payment from the Retirement Plan before any adjustments for optional forms of benefits are made but after any adjustment for early commencement,

(ii)	the monthly payment under subsection (a) above before any adjustments for optional forms of benefits are made but after any adjustment for early commencement, and

(iii)	the monthly annuity value equal to the sum of (A) the account balance the Employee would have accumulated under The Timken Company Savings and Investment Pension Plan and any other qualified defined contribution plans sponsored by Timken and The Timken Company Post-Tax Savings Plan (the “Timken Savings Plans”) as of December 31, 2008 but excluding amounts contributed by the Employee as of such date, such account balance being determined in the manner set forth in the next to last paragraph of this Section 1(c) and being equal to $ , plus (B) the account balance the Employee would have accumulated under the Timken Savings Plans and the TimkenSteel Corporation Savings and Investment Pension Plan (the “TimkenSteel Savings Plan”) during the period beginning on January 1, 2009 and ending on the date that Excess Benefits are to commence under this Section 1(c), but excluding amounts contributed by the Employee during such period, such account balance being determined in the manner set forth in the next to last paragraph of this Section 1(c).

[WALKER: Notwithstanding any provision to the contrary, if Employee ceases to be an elected officer, (i) Employee’s Continuous Service after the date he ceases to be an elected officer shall count towards his years served as an elected officer with TimkenSteel and Timken for all purposes under the Agreement, and (ii) Employee’s failure to be an elected officer on the date he terminates employment or retires shall not preclude him from eligibility for a benefit under Section 1(c).]

The benefit to which the Employee is entitled to receive under this Section 1(c) shall commence, subject to Section 3, on the first day of the month following the later of (I) the Employee’s Termination of Employment, or (II) the Employee’s [55th][53rd] birthday, and shall be paid in the form of a monthly annuity for the life of the Participant.

In the event the benefits described in Sections 1(c)(i) and 1(c)(ii) are not payable immediately because the Employee has not met the service requirements in the Retirement Plan, for purposes of this section, the benefits will be reduced for early commencement in the same manner as if the Employee met the service requirement for immediate commencement.

For purposes of Section 1(c)(iii)(A), the account balances related to the Savings Plans will be determined by (w) assuming the Employee received in an account held for the Employee under the Savings Plans the maximum amount of matching contributions for each year he was an employee and eligible to participate in the Savings Plans and (x) using the actual contributions made by Timken for all other purposes to the Timken Savings Plans. For purposes of Section 1(c)(iii)(B), the account balances related to the Timken Savings Plans and the TimkenSteel Savings Plan (collectively, the “Savings Plans”) will be determined by (y) assuming the Employee received in an account held for the Employee under the Savings Plans the maximum amount of matching contributions at the rate specified for matching contributions in Exhibit B without regard to the limits imposed by Code Sections 402(g) and 401(a)(17) for each year he was an employee and eligible to participate in the Savings Plans, and (z) assuming Timken’s and TimkenSteel’s contributions to the account held for the Employee under the Savings Plans, in addition to the matching contributions described in (y), consisted only of the Core Contributions (as defined in the Savings Plans) under the Savings Plans at the rate specified for Core Contributions in Exhibit B without regard to the limits imposed by Code Section 401(a)(17) for each year he was an employee and eligible for Core Contributions in the Savings Plans. For purposes of Section 1(c)(iii), interest will be credited to such account at a rate of eight percent (8%) per annum beginning at the end of the year to which the contributions are attributable. For purposes of Section 1(c)(iii), the monthly annuity will be that which could be purchased on the date of the Employee’s Termination of Employment with the account balance at the date that Excess Benefits are to commence under this Section 1(c) from an insurance company which at the time of purchase has the highest rating by A.M. Best assuming that the annuity is purchased with assets from a qualified retirement plan, is based on group rates, is on a no commission basis and is payable for the Employee’s lifetime, with no continuation after the Employee’s death.

Notwithstanding the foregoing provisions of this subsection (c), if the Employee’s benefit payable under this subsection (c) commences prior to attaining age 62, such benefit (before the reductions described in Sections 1(c)(i), 1(c)(ii) and 1(c)(iii) are made) shall be reduced by 4% for each year by which the commencement date of the benefit precedes age 62.

[TIMKEN: (d) Except as provided in Section 2(a), if the Employee Terminates Employment, the Employee shall be entitled to a lump sum benefit under this Agreement equal to $58,323.32 plus interest on such amount at a rate equal to 8% per year during the period beginning on January 1, 2009 and ending on the last day of the month preceding the month in which such amount is paid in accordance with the following sentence. The benefit to which the Employee is entitled to receive under this Section 1(d) shall be paid in a single lump sum, subject to Section 3, on the first day of the month following the later of (A) the Employee’s Termination of Employment, or (B) the Employee’s 55th birthday.]

[(e)][(d)] If a married Employee is eligible for a benefit under Section 1(c), his surviving spouse shall be entitled to a monthly benefit after the death of the Employee as follows:

(iv)	If a married Employee dies after the Employee has started to receive the benefit provided for under Section 1(c), the Employee’s surviving spouse shall be entitled to receive an immediate monthly benefit equal to 50% of the amount the Employee was receiving pursuant to Section 1(c). Such benefit will commence on the first day of the month next following the month of the Employee’s death.

(v)	If a married Employee dies before the Employee has started to receive the benefit provided for under Section 1(c), the Employee’s Surviving Spouse shall be entitled to a monthly benefit equal to 50% of the amount the Employee would have received pursuant to Section 1(c) if the Employee had commenced to receive that monthly benefit at the Surviving Spouse’s benefit commencement date specified below, determined by taking into account the Employee’s Final Average Earnings and years of Continuous Service as of the Employee’s date of death. The surviving spouse’s benefit payments pursuant to this subsection (ii) will commence on the first day of the month next following the later of (A) the Employee’s death, or (B) the date on which the Employee would have reached age [55][53].

(vi)	Monthly payments to a surviving spouse pursuant to this Section 1[(e)][(d)] shall be made until the spouse’s death.

2.	(a)	If the Employee’s employment with TimkenSteel terminates for Cause, no Excess Benefits shall become due and payable to the Employee and this Agreement shall be considered terminated.

(b)	For purposes of this Section 2, a termination shall be deemed to have been for “Cause” only if based on the fact that the Employee has done any of the following acts and such is materially harmful to TimkenSteel:

(i)	An intentional act of fraud, embezzlement or theft in connection with the Employee’s duties with TimkenSteel and resulting or intended to result directly or indirectly in substantial personal gain to the Employee at the expense of TimkenSteel;

(ii)	Intentional wrongful disclosure of secret processes or confidential information of TimkenSteel or any of its subsidiaries; or

(iii)	Intentional wrongful engagement in any Competitive Activity which would constitute a material breach of the Employee’s duty of loyalty to TimkenSteel.

For purposes of this Section 2, the term “Competitive Activity” shall mean the Employee’s participation, without the written consent of an officer of TimkenSteel, in the management of any business enterprise if such enterprise engages in substantial and direct competition with TimkenSteel and such enterprise’s sales of any product or service competitive with any product or service of TimkenSteel amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if TimkenSteel’s net sales of said product or service amounted to 25% of TimkenSteel’s net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (A) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (B) participation in the management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

For purposes of this Section 2(b), no act, or failure to act, on the part of the Employee shall be deemed “intentional” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of TimkenSteel. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the TimkenSteel Board of Directors (the “Directors”) then in office at a meeting of the Directors called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the Directors), finding that, in the good faith opinion of the Directors, the Employee had committed an act set forth in subsection (b) of this Section and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his beneficiaries to contest the validity or propriety of any such determination.

3.	Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee,” determined pursuant to procedures adopted by TimkenSteel in compliance with Section 409A of the Code, on the date the Employee Terminates Employment and if any portion of the payments to be received by the Employee are by reason of his Termination of Employment, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Employee’s Termination of Employment will instead be paid or made available on the earlier of (i) the first business day of the seventh month after the date of the Employee’s Termination of Employment, or (ii) the Employee’s death. Any benefit payments that are scheduled to be paid more than six months after such Employee’s Termination of Employment shall not be delayed and shall be paid in accordance with the schedule prescribed by Sections 1(a) and 1(c), as applicable.

4.	(a)

For purposes of this Agreement, “Terminates Employment” and “Termination of Employment” shall mean a termination of employment (within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(ii)) with TimkenSteel and any member of its controlled group (as such term is used for purposes of ERISA and the Code, except that a 50% ownership or common control threshold shall be used to determine controlled group status instead of an 80% ownership or common control threshold). For purposes of the preceding sentence a termination of employment shall also include a permanent decrease in the level of bona fide services performed by the Employee after a certain date to a level that is 20% or less of the average level of bona fide services performed by the Employee over the immediately preceding 36-month period.

(b)	Any references to the Employee’s Spouse herein shall mean the Employee’s Spouse at the time of the Employee’s death or commencement of Participant’s Excess Benefits, whichever is applicable, under the Retirement Plan or TimkenSteel Savings Plan if the Employee is not a participant in the Retirement Plan, provided that if a qualified domestic relations order provides that a former spouse of the Employee is to be considered the Employee’s Spouse for purposes of pension benefits, TimkenSteel shall consider such former spouse of the Employee to be the Employee’s Spouse for purposes of this Agreement.

5.	This Agreement shall be binding upon and shall inure to the benefit of TimkenSteel and the Employee and their respective successors and assigns; provided, however, that, except as set forth herein, no rights to any benefit under this Agreement shall be transferable or assignable by the Employee or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. Any such attempted assignment or transfer shall terminate this Agreement and TimkenSteel shall have no further liability hereunder.

6.	TimkenSteel is hereby designated as the Named Fiduciary of this Agreement, in accordance with ERISA. The Named Fiduciary shall have the authority to control and manage the operation and administration of this Agreement and is hereby designated as the Agreement Administrator.

7.	The obligations of TimkenSteel hereunder constitute an unsecured promise of TimkenSteel to make payment of the amounts provided for in this Agreement. No property of TimkenSteel is or shall be, by reason of this Agreement, held in trust for the Employee, or any other person, and neither the Employee nor any other person shall have, by reason of this Agreement, any rights, title or interest of any kind in or to any property of TimkenSteel.

Notwithstanding the foregoing paragraph, upon the earlier to occur of (i) a Change in Control that involves a transaction that was not approved by the Board of Directors, and was not recommended to TimkenSteel’s shareholders by the Board of Directors, (ii) a declaration by the Board of Directors that the trusts under the Employee Excess Benefits Agreements should be funded in connection with a Change in Control that involves a transaction that was approved by the Board of Directors, or was recommended to shareholders by the Board of Directors, or (iii) a declaration by the Board of Directors that a Change in Control is imminent, TimkenSteel shall promptly, to the extent it has not previously done so, and in any event within five business days fund a trust established for the sole purpose of the payment of the amounts payable under this Agreement. The amount to be contributed by TimkenSteel prior to the Change in Control shall be calculated, using the actuarial assumptions set forth in Exhibit A, by Towers Watson or another independent actuary appointed by TimkenSteel. Notwithstanding any provision of this Agreement to the contrary, no amount shall be transferred to a trust in accordance with this paragraph if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services. Upon a Change in Control, the rights of the Employee under this Agreement shall be fully vested.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (i) the then-outstanding common shares, without par value, of TimkenSteel (the “Common Shares”); or (ii) the combined voting power of the then-outstanding voting securities of TimkenSteel entitled to vote generally in the election of Directors (“Voting Shares”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from TimkenSteel; (B) any acquisition by TimkenSteel; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by TimkenSteel or any of its subsidiaries; or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c); or

(b)	Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by TimkenSteel’s shareholders, was approved by a vote or the approval of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or written action or by approval of the proxy statement of TimkenSteel in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of TimkenSteel (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns TimkenSteel or all or substantially all of TimkenSteel’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares of TimkenSteel, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by TimkenSteel or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding common shares of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(d)	Approval by the shareholders of TimkenSteel of a complete liquidation or dissolution of TimkenSteel.

8.	In the event that, in its discretion, TimkenSteel purchases an insurance policy or policies insuring the life of the Employee to allow TimkenSteel to recover in whole or in part, the cost of providing the benefits under this Agreement, neither the Employee nor any beneficiary shall have any right whatsoever therein; TimkenSteel shall be the sole owner and beneficiary of such, insurance policy or policies and shall possess and may exercise all incidents of ownership therein.

9.	All questions of interpretation, construction or application arising under this Agreement shall be decided by the Board of Directors of TimkenSteel and its decision shall be final and conclusive upon all parties. TimkenSteel, in its discretion, shall make all determinations as to rights to benefits under this Agreement. Any decision by TimkenSteel denying a claim for benefits under this Agreement shall be stated in writing and delivered or mailed to the Employee or the Employee’s Spouse. Such decision shall (i) be made and issued in accordance with the claims regulations issued by the Department of Labor, (ii) set forth the specific reasons for the denial of the claim, and (iii) state that the decision may be appealed by the Employee.

10.	Nothing contained in this Agreement shall be construed to be a contract of employment nor as conferring upon the Employee the right to continue in the employ of TimkenSteel in any capacity. It is expressly understood by the parties hereto that this Agreement relates exclusively to Excess Benefits and is not intended to be an employment contract.

11.	This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto. This Agreement shall supersede the provisions of the Prior Agreement and the Employee shall be entitled to benefits solely under this Agreement

12.	Following Termination of Employment, the Employee shall comply with the Restriction on Competition in paragraph 9 of the Supplemental Plan. If the Employee engages in activity prohibited by this Section, then in addition to all other remedies available to TimkenSteel, TimkenSteel shall be released from any obligation under this Agreement to pay benefits to the Employee or the Employee’s Spouse under this Agreement. Any such cessation of payments shall not reduce any monetary damages that may be available to TimkenSteel as a result of the Employee’s breach.

13.	The failure at any time to require performance of any provision expressed herein shall in no way affect the right thereafter to enforce such provision; nor shall the waiver of any breach of any provision expressed herein be taken or held to be a waiver of any succeeding breach of any such provision or as a waiver of a provision itself.

In the event that any provision or term of this Agreement is finally determined by any judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, it is the agreed upon intent of the parties hereto that all other provisions or terms of the Agreement shall remain in full force and effect and that the Agreement shall be enforceable as if such void or unenforceable provision or term had never been included herein.

14.	Every designation, election, revocation or notice authorized or required hereunder shall be deemed delivered to TimkenSteel: (a) on the date it is personally delivered to TimkenSteel offices at 1835 Dueber Avenue, S.W., Canton, OH 44706-0927 or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to TimkenSteel at the offices indicated above. Every designation, election, revocation or notice authorized or required hereunder which is to be delivered to the Employee or a beneficiary shall be deemed delivered to the Employee or beneficiary: (a) on the date it is personally delivered to such individual (either physically or through interactive electronic communication), or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to such individual at the last address shown for him on TimkenSteel records. Any notice required hereunder may be waived by the person entitled thereto.

15.

In the event the Employee or the Employee’s Spouse is declared incompetent and a guardian, conservator or other person is appointed and legally charged with the care of the person or the person’s estate, the payments under this Agreement to which the Employee or the Employee’s Spouse is entitled shall be paid to such guardian, conservator or other person legally charged with the care of the person or the estate.

Except as provided hereinabove, when TimkenSteel, in its sole discretion, determines that the Employee or the Employee’s Spouse is unable to manage his financial affairs, TimkenSteel may make distribution(s) of the amounts payable to the Employee or the Employee’s Spouse to any one or more of the spouse, lineal ascendants or descendants or other closest living relatives of the Employee or the Employee’s Spouse who demonstrate to the satisfaction of TimkenSteel the propriety of making such distribution(s). Any payment so made shall be made at the same time and in the same form as such benefit would be made to the Employee and shall be in complete discharge of any liability under this Agreement for such payment. TimkenSteel shall not be required to see to the application of any such distribution made under this Section 15.

16.	This Agreement shall be subject to and construed under the laws of the State of Ohio.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this      day of             , 2014.

TIMKENSTEEL CORPORATION

Employee	By: Its:

EXHIBIT A

The amount to be contributed to a trust fund pursuant to Section 7 of this Agreement to insure the performance of TimkenSteel’s obligations under this Agreement in the event of a Change in Control shall be calculated using the “applicable mortality table,” and the “applicable interest rate” as defined in Code Section 417(e)(3), during the third calendar month immediately preceding the date in which the contribution to the trust fund occurs.

EXHIBIT B

Assumptions for Determination of Savings Plans Account Balances

Matching Contributions Rate:

4.5% of the Employee’s Gross Earnings (as defined in the Timken Savings Plan on December [17][4], 2008)

Core Contributions Rate:

The contribution percentage rate of the Core Contribution is based on the sum of the Employee’s full years of Credited Service and age as of December 31 of the previous calendar year with any fractional portion of a year of Credited Service or age disregarded, and calculated as follows:

Age Plus Years of Credited Service*	Contribution Percentage
0-34	1.00% of Gross Earnings*
35-44	2.00% of Gross Earnings*
45-54	3.00% of Gross Earnings*
55-64	3.50% of Gross Earnings*
65-74	4.00% of Gross Earnings*
75+	4.50% of Gross Earnings*

*	“Credited Service” and “Gross Earnings” have the meanings given to such terms in the Timken Savings Plan on December [17][4], 2008.